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                                                                 Exhibit 10.12

                     OEM Private Label License Agreement



This Original Equipment Manufacturer (OEM) License Agreement (the Agreement) is entered into on this __________ day of ________-___________,1998 (the
Effective Date) between Renaissance Network Technology Corporation a California Corporation with principal offices at 708 Blossom Hill Road, Suite 172, Los Gatos, CA 95032 (the Licensor) and AltiGen Communications Corporation with principal offices at 45635 Northpoint Loop East, Fremont, CA 94538 (the Licensee).

WHEREAS, Licensor has proprietary hardware and software for the interface of Windows NT servers to ISDN networks.

WHEREAS, Licensee develops and markets communications servers and certain applications for those servers.

WHEREAS, Renaissance Network Technology wishes to grant to Licensee and Licensee desires to obtain certain license rights to manufacture and to distribute Licensor's hardware and software described below in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, the Parties agree to the following terms and conditions, which set forth the rights, duties, and obligations of the parties.

1  Definitions

For the purpose of this Agreement, the following terms shall have the following meanings:

1.1 Attachment(s) are the attachments and exhibits to this Agreement which are attached hereto and incorporated herein.

1.2 Confidential Information means any information disclosed by one party (the Disclosing Party) to the other party (the Receiving Party), which, if in written, graphic, machine readable or other tangible form is marked as "Confidential" or "Proprietary", or which, if disclosed orally or by demonstration, is identified at the time of disclosure as confidential and such information is reduced to writing and delivered to the Receiving Party within thirty (30) days of such disclosure.

1.3 Distributor means any third party which acquires possession of the Licensor's Licensed Products from the Licensee without becoming an

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     End User and distributes such products to an End User or to another
     Distributor.

1.4 Derivative Work means a revision, modification, condensation or expansion of the Hardware Product design or the Software, which if prepared without the consent of Renaissance Network Technology, would be a copyright or trade secret infringement.

1.5 Documentation means any user manuals, technical manuals, reference manuals, drawings, schematics, software listings, test scripts, installation guides, requirements specifications or portions thereof, which are delivered by the Licensor to the Licensee.

1.6 End User is any third party licensed by Licensee or a Distributor to use, but not further distribute, the Licensed Products.

1.7 Hardware means computer systems or printed circuit cards for use in a computer system or any components supplied by the Licensor under this Agreement or manufactured by the Licensee under this OEM License. These are identified in Attachment A.

1.8 Initial Manufacturing License Quantity means the quantity of hardware components to be manufactured and shipped by AltiGen for which royalty fees have been pre-paid. This quantity will be determined at the time that actual accumulated royalties owed exceeds the pre-paid license fees.

1.9 Licensed Product means the Hardware and Software licensed for manufacture and distribution by Licensee from the Licensor under this Agreement.

1.10 Licensee Acceptance Tests are activities conducted by the Licensee and/or their Distributors for determination of licensed product stability and conformance to requirements. These tests include explicit formal testing and product characterization (e.g. homolugation testing), in-house and field trial testing (e.g. Alpha/Beta testing) and the first 180 days following the conclusion of field trial testing (e.g. the first 180 days after product release).

1.11 Manufacturing Contractors are business entities that the Licensee contracts with to manufacture, test and/or produce the Licensed Hardware Products.

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1.12 Manufacturing License refers to the license granted under this Agreement to the Licensee to manufacture the Licensed Hardware Products either directly or through Manufacturing Contractors.

1.13 Manufacturing Specifications means the detailed drawings, schematics, test procedures, bills of materials, operation lists and other Documentation provided to the Licensee to enable the manufacture of the Licensed Hardware Products.

1.14 Product Defects means one or more reproducible deviations in Licensor's products from the applicable specifications shown in the Documentation.

1.15 Quarterly Royalty Reports means the information supplied by the Licensee to the Licensor reflecting the royalties owed due to Hardware products shipped during the preceding three months. This information will include quantity and price of product shipped, and a breakdown of associated manufacturing costs (i.e. component costs, cost of outside services for PCB fabrication/assembly/test/rework, and costs of scrapped material).

1.16 Software means computer programs supplied by the Licensor under this Agreement for integration with products distributed by Licensee under this OEM License. These are identified in Attachment A.

2 Grant of Licenses and Rights

2.1 License

2.1.1 License. Subject to the terms and conditions of this Agreement, Renaissance Network Technology Corporation hereby grants and Licensee accepts, a non-exclusive, non-transferable license to (i) manufacture, without change to the design, the Licensed Hardware Products indicated in Attachment A unless explicitly noted in Attachment A as an exception to this clause, (ii) use and reproduce, without change, the Licensed Software Products (in executable form only) and (iii) distribute by sublicense these Licensed Products to Distributors and End Users only in conjunction with a product of the Licensee. Licensee may grant its authorized Distributors the right to distribute Licensed Products to other Distributors and to End Users.

2.1.2 Source Code Restrictions. Licensee agrees not to decompile, reverse engineer, disassemble or otherwise attempt to determine source code for the executable code of the Licensed Software Products or to create any Derivative Works based upon the Licensed Products or

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       Documentation, and agrees not to permit or authorize anyone else to do
       so.

2.1.3 Documentation License. Subject to the terms and conditions of this Agreement, Licensor hereby grants and Licensee hereby accepts, a non-exclusive, non-transferable license to use and reproduce the Documentation and to distribute same solely in conjunction with the Licensed Products. Such distribution may only be to Manufacturing Contractors, Distributors or End Users. Any such distribution shall contain the restriction that the Documentation may not be subsequently reproduced. The licensee is permitted to translate the above Documentation for distribution to international customers.

2.1.4  Use of Manufacturing Contractors.

2.1.4.1 Manufacturing Contractors Agreement. Licensee shall procure from each of its Manufacturing Contractors an executed copy of a Contract for Work (Manufacturing Contractors' Agreement) sufficient to ensure that such Manufacturing Contractors are required to comply with the relevant terms of this Agreement.

2.1.4.2 Enforcement of Manufacturing Contractors' Agreements. Licensee shall use commercially reasonable efforts to enforce each Manufacturing Contractors' Agreement, with at least the same degree of diligence used in enforcing similar agreements covering others, which in any event shall be sufficient to adequately enforce such agreements. Licensee shall use commercially reasonable efforts to protect Licensor's copyright, shall notify Licensor of any breach of material obligation under a Manufacturing Contractors' Agreement affecting Licensed Products, and will cooperate with Licensor in any legal action to prevent or stop unauthorized use, reproduction or distribution of the Licensed Products or the relevant technology.

2.2 Export Controls. None of the Software or Hardware technology or information underlying the technology may be downloaded or otherwise exported or re-exported (i) into any countries to which the United States has embargoed goods; or (ii) to anyone on the U.S. Treasury Department's list of Specifically Designated Nationals or the U.S. Commerce Department's Table of Denial Orders.

3   Purchase of Licensed Products

3.1 Sale of Hardware Products. In addition to granting the Manufacturing License detailed in paragraph 2.1.1 above, Licensor will sell to the

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     Licensee quantities of the Hardware Products requested by the Licensee.
     Such products will be ordered by the Licensee via purchase order or other valid document as indicated by the Licensee from time to time.

3.2 Terms of Sale. The sale of these products will be consistent with the terms and conditions of this OEM License Agreement and the Licensee will treat purchased Hardware Products in the same manner as Products manufactured under this Agreement. The price, delivery and other terms of sale for completed Hardware Products sold to Licensee not detailed in this Agreement will be those then in effect by Licensor with its other customers.

3.3 Quantity of Products Sold. Products sold to the Licensee will not be counted as a part of the Initial Manufacturing License Quantity.

4   Marketing

4.1 Non-exclusivity. Licensee understands that Licensor may enter into arrangements similar to this Agreement with third parties.

4.2 Public Announcements and Promotional Material. Renaissance Network Technology and AltiGen Communications Corporation shall cooperate with each other so that each Party may issue a press release concerning this Agreement, provided that each Party must approve any press release prior to its release. Licensor shall cooperate with Licensee in its development of the initial marketing and sales materials used to promote the distribution of the Licensed Products.

4.3  Terms Relating to Distribution.

4.3.1 General Restrictions on Distribution. Licensee agrees to comply with and shall require its Distributors to comply with all applicable laws, rules, and regulations to preclude the acquisition of unlimited rights to technical data, Software and Documentation provided with the Licensed Products to any governmental agency, and ensure the inclusion of the appropriate "Restricted Rights" or "Limited Rights" notices required by U.S. Government Agencies.

4.3.2 Distributor License Agreement. Licensee shall procure from each of its Distributors an executed copy of a distribution license (Distributor License Agreement) sufficient to ensure that such Distributors are required to comply with the relevant terms of this Agreement.

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4.3.3  End User License Agreements. Licensee and its Distributors shall distribute the Licensed Products to End Users only under the terms of, and shall ensure that the Licensed Products are subject to applicable End User License Agreements with terms at least as restrictive as those of, this Agreement.

4.4 Enforcement of Sublicense Agreements. Licensee and its Distributors shall use commercially reasonable efforts to enforce each Distributor License Agreement and End User License Agreement, whichever may be relevant, with at least the same degree of diligence used in enforcing similar agreements covering others, which in any event shall be sufficient to adequately enforce such agreements. Licensee shall use commercially reasonable efforts to protect Licensor's copyright, shall notify Licensor of any breach of material obligation under a Distributor License Agreement or an End User License Agreement affecting Licensed Products, and will cooperate with Licensor in any legal action to prevent or stop unauthorized use, reproduction or distribution of the Licensed Products or the relevant technology.

5   Fees and Payment

5.1 Prepaid License Fees. Licensee will pay to Renaissance Network Technology non-refundable royalty license fees (License Fees) as specified in Attachment A.

5.2 Royalties. In addition, upon the exhaustion of the Initial Manufacturing License Quantity as described in section 1.8, Licensee shall pay to Licensor the per board royalties indicated in Attachment A for each Hardware Product shipped. Such Royalties will be due and payable [*] following the end of the quarter in which the boards were shipped. Each payment shall be accompanied by a Quarterly Royalty Report as described in paragraph 5.5 below.

5.3 Service and Technical Support Fees. Licensor will transfer to Licensee manufacturing skills and know-how sufficient to allow Licensee to manufacture Licensed Hardware Products. The cost of such support will be borne by the Licensor except that Licensee agrees to pay for all travel to sites out of the State of California made at their request for such support, and all expenses for support after completion of the Licensee Acceptance Test.

5.4  Payment and Taxes

5.4.1 Payments. All payments shall be made in United States dollars at Licensor's address indicated in this Agreement or at such other

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       address as Licensor may from time to time indicate by proper notice hereunder.

5.4.2 Taxes. All fees and royalties are exclusive of all taxes, duties or levies, however designated or computed. Licensee shall be responsible for and pay all taxes based on the transfer, use, distribution of Licensed Products, or the program storage media, or upon payments due under this Agreement including, but not limited to, sales, use or value-added taxes, duties, withholding taxes and other assessments now or hereafter imposed on or in connection with this Agreement or with any sublicense granted hereunder, exclusive of taxes based upon Licensor's net income. In lieu thereof, Licensee shall provide to Licensor a tax or other levy exemption certificate acceptable to the taxing or other levying authority.

5.5 Quarterly Royalty Reports. Licensee and its Distributors shall maintain accurate records of End Users, including the name and address of each End User and any further information as Licensor may from time to time reasonably request. Licensee shall report to Licensor within thirty (30) calendar days after the end of each quarter (i.e. on or before 1/30, 4/30, 7/30 and 10/30), the type and number of Hardware Products shipped in the prior three months and their associated prices and costs as described in section 1.15.

5.6 Audit of Records. Licensee shall keep full, true and accurate records containing all data reasonably required for verification of the amounts to be paid, and the quantity of Licensed Products manufactured and distributed. Licensor shall have the right, during normal business hours upon at least five (5) business days' prior notice, to audit and analyze the relevant records of Licensee to verify compliance with the provisions of this Agreement. The audit shall be conducted at Licensor's expense unless there is inadequate record keeping or the results of such audit establish that inaccuracies in the monthly reports have resulted in underpayment of royalties to Licensor of more than five percent (5%) of the amount actually due in any month, in which case the Licensee will bear the cost of the audit. In any case any underpayment must be rectified within thirty (30) calendar days.

6   Deliverables, Updates and Technical Support

6.1 Deliverables. The Deliverables under this Agreement include the Manufacturing Specifications and other documentation necessary for Licensee to build and test the Licensed Hardware and the Documentation and object code modules necessary for the Licensee to integrate the Licensed Software into its products.

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6.2  Updates. Licensor will provide Licensee with updates in the form of new
     Manufacturing Specifications for hardware revision levels, and software versions and releases, from time to time without charge for the Licensed Products listed on Attachment A of this Agreement.

6.3  Technical Support.

6.3.1 Product Defects. Licensor will use its best efforts to repair any Product Defects as defined in paragraph 1.14. Licensee agrees to provide Licensor with a written product defect report and evidence of the Defect. Licensor agrees to notify Licensee, within thirty (30) calendar days of delivery of documented evidence by the Licensee of any Product Defects that it does not intend to repair.

6.3.2 General Support. General support for technical issues other than fixing Product Defects and assisting with product integration prior to completion of Licensee Acceptance Test will be available from the Licensor at its then prevailing rates for support.

7   Trademarks

7.1  License to Use. Not Applicable.

8   Proprietary Rights

8.1 Proprietary Rights. Title to and ownership of all copies of the Licensed Software, Manufacturing Specifications and the Documentation whether in machine readable or printed form, and including, without limitation, Derivative Works, compilations or collective works thereof and all related technical know-how and all rights therein (including without limitation rights in patents, copyrights and trade secrets applicable thereto), are and shall remain the exclusive property of Renaissance Network Technology and its suppliers. Licensee shall not take any action to jeopardize, limit or interfere in any manner with Licensor's ownership of and rights with respect to the Licenses Products and Documentation. Licensee shall have only those rights on of to the Licensed Products and Documentation granted pursuant to this Agreement.

8.2  Proprietary Notices. Not Applicable.

9   Confidential information and Disclosure

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9.1  The Receiving Party agrees to retain the Confidential Information in confidence for a period of five (5) years from the date of receipt of the Confidential Information and shall use reasonable care not to disclose the received Confidential Information to any party by using the same degree of care as the Receiving Party employs with respect to its own information of like importance.

9.2 Notwithstanding any other provisions of this Agreement, each Party acknowledges that Confidential Information shall not include any information which: (a) is not clearly marked at the time of disclosure as being Confidential or Proprietary or if orally disclosed is not confirmed in writing as confidential within ten (10) days of disclosure; (b) is or becomes publicly known through no wrongful act on the Receiving Party's part; (c) is already known to the Receiving Party at the time of disclosure; (d) is rightfully received by the Receiving Party from a third party without breach of this Agreement; (e) is independently developed by the Receiving Party without breach of this Agreement; (f) is furnished to a third party by the Disclosing Party without a similar restriction on the third party's rights; (g) is explicitly approved for release by written authorization of the Disclosing Party; or (h) is disclosed pursuant to the lawful requirement or request of a Government Agency or disclosure is permitted by operation of law, provided that the Party making the disclosure has given prior notice to the other Party and has made a reasonable attempt to obtain a protective order limiting the use of the information so disclosed.

9.3 Each party agrees to return to the disclosing party upon written request, the writings containing Confidential Information referred to in paragraph
     1.2 of this Agreement except that one copy of same may be retained for archival purposes only if requested by the receiving party.

9.4 Nothing contained in this agreement shall be construed as granting or conferring any rights by license or otherwise, expressly implied, or otherwise, for any patents, copyrights, trademarks, know-how or other proprietary rights of either party acquired prior to or after the date of this Agreement.

9.5 Remedies. If a Party breaches any of its obligations with respect to confidentiality or the use of Confidential Information hereunder, the relevant Disclosing Party shall be entitled to seek equitable relief to protect its interest therein, including but not limited to injunctive relief, as well as monetary damages.

10  Warranties

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10.1 Limited Warranty. Subject to the limits set forth in this Agreement,
     Licensor warrants only to Licensee that the Licensed Products when properly adapted, integrated, installed and used will conform to the mutually agreed upon requirements specifications. Licensor's warranty and obligation shall extend to completion of the final phase of the Licensee's Acceptance Test. All warranty claims not made in writing or not received by Licensor within the Warranty Period specified above shall be deemed waived. Licensor warranty and obligation is solely for the benefit of the Licensee, who has no authority to extend this warranty to any other person or entity. Licensor makes no warranty that all failures or errors will be corrected.

10.2 Exclusive Warranty. The express warranty set forth in paragraph 10.1 constitutes the only warranty with respect to the Licensed Products. Licensor makes no other representation or warranty of any king whether express or implied (either in fact or by operation of law) with respect to the Licensed Products. Licensor expressly disclaims all warranties of merchantability or fitness for a particular purpose. Licensor does not warrant, for example, that the Licensed Products will be secure or uninterrupted. There is also no implied warranty of non-infringement; the sole remedy for infringement is provided in Section 11.

10.3 Defects not Covered by Warranties. If Licensor's ability to perform warranty services is affected thereby, Licensor shall have no obligations under the warranty provisions set forth in Section 10.1 (a) in the event Licensee incorporates, integrates, attaches or otherwise engages any attachment, feature, program or device to the Licensed Products, or any part thereof; (b) if any nonconformance is caused by accident, transportation, neglector misuse, alteration, modification or enhancement of the Licensed Products by the Licensee; or (c) if Licensee fails to provide a suitable installation environment, uses the Licensed Products for other than their intended purpose, or on any systems other than the specified hardware platform, or Licensee uses defective media to duplicate or distribute the Licensed Software.

10.4 Exclusive Remedy. If Licensee finds what it believes to be errors or a failure of the Licensed Products to meet specifications which significantly affects performance, and provides Licensor with a written report during the Warranty Period, Licensor will use reasonable efforts to correct promptly, at no charge to the Licensee, any such errors or failures. This is the Licensee's sole and exclusive remedy for any express or implied warranties hereunder.

11  Indemnification

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11.1 Renaissance Network Technology shall defend any action brought against
     Licensee to the extent it is based on a claim that reproduction or distribution by Licensee of the Licensed Products furnished hereunder within the scope of the license granted hereunder directly infringes any valid U.S. or foreign patent, Copyright, trademark or trade secret. Licensor will pay resulting costs, damages and legal fees finally awarded against Licensee in such action which are attributable to such claim provided that the Licensee (a) promptly (within twenty days) notifies Licensor in writing of any such claim and Licensor has sole control of the defense and all related settlement negotiations, and (b) cooperates with Licensor at Licensor's expense, in defending or setting such claim.

11.2 Should a Renaissance Network Technology product become, or be likely to become in Licensor's opinion, the subject of infringement of such copyright, patent, trademark or trade secret, Licensor may procure for Licensee (i) the right to continue using the same or (ii) replace or modify it to make it non-infringing. Licensor shall have no liability for and Licensee shall indemnify and hold harmless from and against any claim based upon: (a) use of other than the current, unaltered version of the Licensed Product, unless the infringing portion is also in the then current, unaltered release; (b) use, operation or combination of the Licensed Products with non-Licensor equipment, programs or documentation if such infringement would have been avoided but for the use, operation or combination; (c) Licensee's or its agents activities after Licensor has notified Licensee that Licensor believes that such activities may result in such infringement; (d) compliance with Licensee's designs, specifications or instructions; (e) any modifications or marking of the Licensed Products not specifically authorized in writing by the Licensor; (f) Licensee's use of any trademarks not specifically authorized by Licensor; or (g) third party software. The foregoing states the entire liability of Licensor and the exclusive remedy of Licensee with respect to infringement of copyrights, patents, trademarks and trade secrets.


12  Limitation of Liability

     In no event shall Renaissance Network Technology or its suppliers be liable for any loss of profits, loss of business, loss or use of data, interruption of business or for indirect, special, incidental or consequential damages of any kind, even if Renaissance Network Technology has been advised of the possibility of such damages (and notwithstanding any failure of essential purpose of any limited remedy), or for any claim against Licensee by any third party, except as provided in the section entitled "Indemnification". In no event will Licensor or its suppliers be liable for (a) any representation or warranty made to any

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     third party by Licensee, any agent of the Licensee or Distributor; (b)
     failure of the Licensed Products to perform as specified herein except as, and the extent, otherwise expressly provided herein; (c) failure of the Licensed Products to provide security; or (d) any use of the Licensed Products or the Documentation or the results or information obtained or decisions made by End Users of the Licensed Products or the Documentation. The remedies provided herein are the Licensee's sole and exclusive remedies. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, LICENSOR'S ENTIRE LIABILITY TO LICENSEE FOR DAMAGES CONCERNING PERFORMANCE OR NON- PERFORMANCE BY LICENSOR OR IN ANY WAY RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, AND REGARDLESS OF WHETHER THE CLAIM FOR SUCH DAMAGES IS BASED IN CONTRACT OR IN TORT, SHALL NOT EXCEED THE AMOUNT RECEIVED BY THE LICENSOR FROM THE LICENSEE FOR THE LICENSED PRODUCTS GIVING RISE TO SUCH CLAIM.

13  Term of Agreement

13.1 Term. The term of this Agreement shall be five (5) years from the Effective Date.

13.2 Termination for Default. If either Party defaults in any of its obligations under this Agreement, the non-defaulting Party, at its option shall have the right to terminate the Agreement by written notice unless, within thirty (30) days after the written notice of such default, the defaulting Party remedies the default, or, in the case of default which cannot with due diligence be cured within a period of thirty (30) calendar days, the defaulting Party institutes within that period steps necessary to remedy the default and thereafter diligently prosecutes the same to completion.

13.3 Bankruptcy. Either Party shall have the right to terminate this Agreement if the other Party ceases to do business in the normal course, becomes or is declared bankrupt or insolvent, is the subject of any proceeding relating to its liquidation or insolvency which is not dismissed within ninety (90) calendar days, or makes an assignment for the benefit of its creditors.

13.4 Source Documentation Escrow. Licensor will make available periodic hardware and software source code baselines to the Licensee's escrow agent for backup archival. In the event that the Agreement is terminated because the Licensor ceases to do business, the Licensee has the right to access and modify this source base to correct product defects in support of the installed customer base. In this case, the

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     modified source code modules and the resulting work products will be solely owned by the Licensee. Nonexclusive access to the original source material will be available equally to all Licensees. If the Licensor ceases to do business prior to completion of the Licensee Acceptance Test, the Licensee may use this documentation to complete the development of the product. In this case, sole ownership of the resulting work products will then revert to the Licensee.

13.5 Effect on Rights

13.5.1 Termination of this Agreement by either Party shall not act as a waiver of any breach of this Agreement and shall not act as a release of either Party from any liability for breach of such Party's obligations under this Agreement.

13.5.2 Except as specified in Sections 13.5 and 13.6 below, upon termination of this Agreement, all licenses for Licensor's Licensed Products and Documentation granted under this Agreement shall terminate.

13.5.3 Except where otherwise specified, the rights and remedies granted to a Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the Party may possess at law or in equity, including without limitation rights or remedies under applicable patent, copyright, trade secrets, or proprietary rights laws, rules or regulations.

13.6 Effect on Termination. Within thirty (30) calendar days after termination of this Agreement, Licensee shall either deliver to Licensor or destroy all copies of the Licensed Software and Documentation an the drawings, schematics and Documentation relating to the Licensed Hardware (except as provided for in Section 13.6) mad any other materials provided by Licensor to Licensee hereunder in its possession or under its control, and shall furnish to Licensor an affidavit signed by an officer of the Licensee certifying that, to the best of its knowledge, such delivery or destruction has been fully and completely effected. Notwithstanding the foregoing, and provided Licensee fulfills, its obligations specified in this Agreement with respect to such items, Licensee may continue to use and retain copies of the Licensed Software and related Documentation, to the extent, but only to the extent necessary to support and maintain Licensed Software Products rightfully distributed to End Users by Licensee prior to the termination of this Agreement.

13.7 Continuing Obligations

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13.7.1  Payment of Accrued Fees and Royalties. Within thirty (30) calendar days of the termination of this Agreement, Licensee shall pay to Licensor all sums then due and owing. Any other such sums shall subsequently be promptly paid as they become due and owing.

13.7.2 Continuance of Sublicenses. Notwithstanding the termination of this Agreement, all End User sublicenses which have been properly granted by Licensee and Distributors pursuant to this Agreement prior to its termination will survive.

13.7.3 Other Continuing Obligations. The respective rights and obligations of Licensor and Licensee under the provisions of Paragraphs 2.1.2, 2.2, 4.3.1, 4.4 and Sections 5, 7, 8, 9, 11, 12, and 14 shall survive termination of this Agreement.

14  Arbitration of Disputes

14.1 Arbitration of Disputes

14.1.1 Any controversy, dispute or claim arising out of, in connection, with, or in relation to the interpretation, performance or breach of this Agreement, including any claim based on contract, tort or statute, shall be settled, at the request of either Party, by arbitration conducted in the State of California, or such other location upon(which the Parties shall mutually agree, before and in accordance with the then-existing Rules of Commercial Arbitration of the American Arbitration Association (the AAA), and judgment upon any award rendered by the arbitrator may be entered by any State or Federal court having jurisdiction thereof.

14.1.2 The Parties hereby consent to the jurisdiction of an arbitration panel and of the courts located in and venue in, the State of California, with respect to any dispute arising under this Agreement.

14.1.3 Any controversy concerning whether a dispute is an arbitrable dispute hereunder shall be determined by one of the arbitrators selected in accordance with section 1 4.3 below.

14.1.4 The Parties intend that this agreement to arbitrate be valid, specifically enforceable and irrevocable.

14.2 Initiation of Arbitration. A Party may initiate arbitration hereunder by filing a written demand for arbitration with the other Party and with the AAA. Arbitration hereunder shall be conducted on a timely, expedited basis.

                                      [14]

14.3 Selection of the Arbitrator. Any arbitration shall be held before a single arbitrator, who shall be selected in accordance with the procedures of the AAA, and shall be a member of the Large Complex Case Panel with significant intellectual property and manufacturing experience. If the, Parties are unable to agree on a single arbitrator, then each of the Parties will select a single arbitrator and such arbitrators will select a third arbitrator. Such arbitration shall then be held before the panel of three arbitrators.

14.4 Awards. The arbitrator(s) may, in their discretion, award to the prevailing Party in any proceeding commenced hereunder, and the court shall include in its judgment for the prevailing Party in any claim arising hereunder, the prevailing Party's costs and expenses (including expert witness expenses and reasonable attorney's fees) of investigating, preparing and presenting such arbitration claim or cause of action.

15  General Provisions

15.1 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to be properly given upon the earlier of (a) the actual receipt by the addressee or (b) five (5) business days after deposit in the U.S. mail, postage prepaid, when mailed by registered or Certified U.S. mail, return receipt requested, or two (2) business days after being sent via private industry courier to the respective Parties at the addresses set forth above or to such other person or address as the Parties may from time to time designate in a writing delivered pursuant to this paragraph 15.1. Notices to Licensor and Licensee shall be attention to: Legal Department.

15.2 Waiver and Amendment. The waiver by either Party of a breach of or a default under any provision of this Agreement, shall not be construed as a waiver of any subsequent breach of the same or any other provision of the Agreement, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy. No amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by a duly authorized signatory of both Licensor and Licensee.

15.3 Assignment. This Agreement and the licenses granted hereunder are to a specific legal entity, not including corporate subsidiaries or affiliates of the Licensee, and are not assignable by Licensee, nor are the obligations imposed on the Licensee delegable. Any attempt to

                                      [15]
     sublicense (except as expressly permitted herein) assign or transfer any of the rights, duties or obligations of the Licensee in derogation hereof shall be null and void.

15.4 Relationship of the Parties. No agency, partnership, joint venture, or employment is created as a result of this Agreement and neither Licensee nor its agents have any authority of any kind to bind Renaissance Network Technology in any respect whatsoever.

15.5 Severability. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

15.6 Force Majeure. Either Party shall be excused from any delay or failure in performance hereunder, except the payment of monies by the Licensee to the Licensor, caused by reason of any occurrence or contingency beyond its reasonable control. The obligations and rights of the Party so excused shall be extended on a day-to-day basis for the period of time equal to the underlying cause of the delay. The Party experiencing such cause or delay shall immediately notify the other Party of the circumstances which may prevent its performance hereunder, and shall use its best efforts to alleviate the effects of such cause or delay.

15.7 Entire Agreement. This Agreement, including the Attachments hereto, constitutes the entire agreement between the Parties concerning the subject matter hereof and supercedes all proposals or prior agreements, whether oral or written, and all communications between the Parties relating to the subject matter of this Agreement. The terms and conditions of this Agreement shall prevail, notwithstanding any variance with any purchase order or other written instrument submitted by the Licensee whether formally rejected by the Licensor or not.

15.8 Governing Law. This Agreement shall be governed by the laws of the State of California, without regard to that State's choice of laws.

                                      [16]

                            AUTHORIZED SIGNATURES



AltiGen Communications Corp.              Renaissance Network Technology Corp.


/s/ Gilbert Hu                            /s/ G. Nicholas Tuttle
---------------------------------         ---------------------------------
Gilbert Hu, President & CEO               G. Nicholas Tuttle, President & CEO


                                          5/28/98
---------------                           ---------------
Date                                      Date

                                      [17]

Attachment A
Licensed Products

Hardware
The Products licensed under this agreement will be:

  . Multifunction Resource Card (MRC) with one 4-channel BRI ISDN interface daughter card (BRI I/F EDB). This product will conform to the ISDN "S/T" interface standard.

  . Multifunction Resource Card (MRC) with one 4-channel BRI ISDN interface daughter card with an integrated NT-1 device (BRI I/F w DSU SDB). This product will conform to the ISDN "U" interface standard. A waiver to the restriction on design changes described in section 2.1.1 will be granted for the development of the BRI I/F w DSU EDB by the licensee. Technical support for transfer of design technology and design assistance are not covered by this agreement. A separate Professional Services Agreement will detail the terms and conditions of this project.

The Renaissance Network Technology's Multifunction Resource Cards provided under this Agreement will be used by AltiGen only for ISDN connectivity, and AltiGen agrees to protect this usage under its contract with its customers.

Software
1. On-board Firmware (Motorola 860 code)
2. Microsoft NT Driver
3. Service Provider Module, conforming to AltiGen's Service Provider Interface
   (SPI)
4. Manufacturing Test Routines

                                      [18]

Royalties
---------

-------------------------------------------------------------------------------
                   Products                                 Royalty
-------------------------------------------------------------------------------
4-channel BRI Interface
(assumes external DSU)                                        [*]
-------------------------------------------------------------------------------
4-channel BRI Interface with
Built-in DSU                                                  [*]
-------------------------------------------------------------------------------
Software (items 1-4 above)                                    [*]
-------------------------------------------------------------------------------

Pre-Paid Licenses
-----------------

-------------------------------------------------------------------------------
                   Products                                 Royalty
-------------------------------------------------------------------------------
[*]                                                           [*]
-------------------------------------------------------------------------------
[*]                                                           [*]
-------------------------------------------------------------------------------

[*]
[*]

                                      [19]

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY
    WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.